UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
Current Report
Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 15, 2015

ALTISOURCE RESIDENTIAL CORPORATION
(Exact name of registrant as specified in its charter)

Maryland	001-35657	46-0633510
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Altisource Asset Management Corporation
36C Strand St.
Christiansted, United States Virgin Islands 00820
(Address of principal executive offices)

Registrant’s telephone number, including area code: (340) 692-1055
Not applicable.
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d‑2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
On June 15, 2015, Ashish Pandey informed the Board of Directors of Altisource Residential Corporation (the “Company”) that he will be stepping down from his position as Chief Executive Officer of the Company, effective June 30, 2015, to pursue personal interests in India. The Company’s Board of Directors has appointed George G. Ellison, the Company’s current President, to serve as the Company’s Chief Executive Officer, effective upon the departure of Mr. Pandey.
Mr. Ellison, age 56, has served as the Company’s President since March 31, 2015 and as Chief Executive Officer of Altisource Asset Management Corporation (“AAMC”) since March 31, 2015. Mr. Ellison has also been a director of AAMC since June 3, 2015.  Prior to joining AAMC, Mr. Ellison had been employed for 19 years at Bank of America and its predecessor, NationsBank. Mr. Ellison held several roles over his career at Bank of America, most recently being the executive leading the team that managed the valuation and disposition of Bank of America’s legacy mortgage loan portfolio and a leading member of Bank of America’s Special Initiatives team that worked to resolve Bank of America’s representation and warranty litigation. Prior to his most recent roles, Mr. Ellison was Global Head of the Structured Products division within Bank of America’s Investment Banking platform.
There are no family relationships among Mr. Ellison and any of the Company's directors and executive officers.
Item 8.01     Other Events.
The Company issued a press release on June 18, 2015 with respect to the departure of Mr. Pandey and appointment of Mr. Ellison and the Company’s declaration of a quarterly dividend in the amount of $0.55 per share. A copy of the press release is attached hereto as Exhibit 99.1.
Item 9.01     Financial Statements and Exhibits.
(d) Exhibits
99.1    Press Release, dated June 18, 2015.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
Altisource Residential Corporation

By:     /s/ Stephen H. Gray
Name: Stephen H. Gray
Title: General Counsel and Secretary

Dated:     June 18, 2015